Exhibit 99.1
AdvanSix.com
News Release

ADVANSIX ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS

Sales of $315 million, down 12% versus prior year driven by raw material pass-through pricing
Cash Flow from Operations of $42 million, down 5% versus prior year
Earnings Per Share of $0.68, up 84% versus prior year
Strategic alliance with Oben Group to sell BOPA film offerings in North America;
Closure of Pottsville, PA manufacturing by 3Q19

Parsippany, N.J., May 3, 2019 - AdvanSix (NYSE: ASIX) today announced its financial results for the first quarter ending March 31, 2019. Overall, the Company delivered higher earnings compared to the prior year.
First Quarter 2019 Highlights
•Sales down approximately 12% versus prior year, including approximately 12% lower raw material pass-through pricing, 3% favorable impact of market-based pricing, and 3% lower volume
•Net Income of $20.2 million, an increase of $8.6 million versus the prior year
•EBITDA of $42.0 million, an increase of $11.2 million versus the prior year
◦1Q19 pre-tax income includes: approximately $8 million unfavorable impact from the phenol force majeure and approximately $6.6 million benefit from business interruption insurance proceeds related to the 1Q18 weather event claim
•Cash Flow from Operations of $42.1 million, a decrease of $2.0 million versus the prior year
•Free Cash Flow of $2.6 million, a decrease of $10.8 million versus the prior year
•Repurchased 785,919 shares for approximately $24 million

“In the first quarter, we successfully navigated through shortages and delivery delays of cumene, our key raw material, maintained our focus on safe and stable operations and generated higher earnings versus the prior year. We once again captured the benefit of improved market-based pricing overall, despite ongoing acetone industry challenges," said Erin Kane, president and CEO of AdvanSix. "Our focused efforts and performance have supported smart deployment of capital into high-return growth and cost savings projects, further enhancing our integrated value chain. Further, following a thorough strategic review of our nylon films business, we announced a new strategic alliance with a leading producer of films for the flexible packaging industry and the closure of our Pottsville films plant, which will position us for improved performance in this industry.”

Summary first quarter 2019 financial results for the Company are included below:
First Quarter 2019 Results

($ in Thousands, Except Earnings Per Share)	1Q 2019	1Q 2018
Sales	$314,895	$359,238
Net Income	20,174	11,593
Earnings Per Share (Diluted)	$0.68	$0.37
EBITDA (1)	42,020	30,790
EBITDA Margin % (1)	13.3%	8.6%
Cash Flow from Operations	42,076	44,067
Free Cash Flow (1)(2)	2,564	13,354
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

Sales of $314.9 million decreased approximately 12% versus the prior year. Pricing overall decreased 9% versus the prior year, including a 12% unfavorable impact from raw material pass-through pricing following cost decreases in benzene and propylene (inputs to cumene which is a key feedstock to our products). Market-based pricing was favorable by 3% compared to the prior year reflecting improved performance in our nylon, ammonium sulfate, and caprolactam product lines, partially offset by declines in chemical intermediates due to the lengthening of acetone supply globally. Sales volume in the quarter decreased 3% versus the prior year primarily due to the unfavorable impact of the phenol force majeure and continued challenging acetone industry dynamics, partially offset by improved nylon production.

Sales by product line represented the following approximate percentage of our total sales:

	1Q 2019	1Q 2018
Nylon	31%	28%
Caprolactam	20%	18%
Ammonium Sulfate Fertilizers	21%	19%
Chemical Intermediates	28%	35%

EBITDA of $42.0 million in the quarter increased $11.2 million versus the prior year primarily due to the approximately $30 million unfavorable impact of the 1Q18 weather event and favorable market-based pricing, partially offset by the $8 million unfavorable impact of the phenol force majeure, lower than expected operational performance and the unfavorable impact of challenging acetone industry dynamics. First quarter 2019 results also included an approximately $6.6 million benefit from business interruption insurance proceeds related to the 1Q18 weather event.

Earnings per share of $0.68 increased 84% versus the prior year driven by the factors discussed above, lower interest expense and a lower share count driven by continued repurchases, partially offset by an increase in our effective tax rate as well as higher depreciation and amortization.

Cash flow from operations of $42.1 million in the quarter decreased $2.0 million versus the prior year. Capital expenditures of $39.5 million in the quarter increased $8.8 million versus the prior year primarily due to an increase in spend on growth and cost savings projects.

Outlook
•Targeting strong nylon plant utilization rates while navigating through uncertain carpet and auto end markets
•Nitrogen fertilizer environment expected to strengthen seasonally through Spring planting season
•Expect global acetone supply to lengthen into 2Q19 reflecting Gulf Coast terminal fire disruption and customer force majeures
•Continue to expect full year 2019 Capital Expenditures to be $140 to $150 million and full year 2019 pre-tax income impact of planned plant turnarounds to be $35 to $40 million

The Company announced it has entered into a strategic alliance with Oben Group, a leading producer of films for the flexible packaging industry, combining AdvanSix's channel to North America with Oben Group's new state-of-the-art manufacturing facility. The Company also approved the closure of its Pottsville, Pennsylvania films plant as part of its broader strategic efforts associated with the films product line in North America. “This capital efficient and highly synergistic combination best positions us for success in the nylon films industry. We are thankful for the hard work and dedication of the Pottsville team and are committed to ensuring a seamless transition for our employees and nylon films customers. Under our strategic alliance, we look forward to continuing to support our customers through quality products and service," said Kane. The closure is expected to be completed during the third quarter of 2019. Subject to the finalization of certain estimates, the Company expects to take a pre-tax repositioning charge associated with the closure of $10 to $12 million in the second quarter of 2019. The expected charge consists of approximately $6 million associated with a non-cash impairment of plant and business related assets. Future cash expenses associated with the charge are anticipated to be approximately $2 million for employee separation benefits and $3 million of other exit and removal costs.

"Our strategic priorities remain centered on driving safe and stable operations, enhancing our long-term growth capabilities, and making smart and disciplined investments in the business to drive higher returns. We're confident in our ability to build on our advantaged foundation and create value for our shareholders over the long-term,” added Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (786) 789-4797 (domestic) or (800) 239-9838 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s first quarter 2019 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advansix.com. Investors can hear a replay of the conference call from 12 noon ET on May 3 until 12 noon ET on May 10 by dialing (719) 457-0820 (domestic) or (888) 203-1112 (international). The access code is 7296411.

About AdvanSix
AdvanSix is a leading manufacturer of Nylon 6, a polymer resin which is a synthetic material used by our customers to produce engineered plastics, fibers, filaments and films that, in turn, are used in such end-products as automotive and electronic components, carpets, sports apparel, fishing nets and food and industrial packaging. As a result of our backward integration and the configuration of our manufacturing facilities, we also sell caprolactam, ammonium sulfate fertilizer, acetone and other intermediate chemicals, all of which are produced as part of our Nylon 6 integrated manufacturing chain. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words like "expect," "anticipate," "estimate," “outlook”, "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" or other variations or similar terminology. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; our operations requiring substantial capital; risks associated with our indebtedness including with respect to restrictive covenants; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties; cybersecurity and data privacy incidents; failure to maintain effective internal controls; disruptions in transportation and logistics; our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Debra Lewis	Adam Kressel
(973) 526-1767	(973) 526-1700
debra.lewis@advansix.com	adam.kressel@advansix.com

AdvanSix Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$7,803	$9,808
Accounts and other receivables – net	117,247	160,266
Inventories – net	140,598	137,182
Other current assets	3,237	3,807
Total current assets	268,885	311,063

Property, plant and equipment – net	685,366	672,210
Operating lease right-of-use assets	116,614	—
Goodwill	15,005	15,005
Other assets	37,902	36,348
Total assets	$1,123,772	$1,034,626

LIABILITIES
Current liabilities:
Accounts payable	$188,169	$231,720
Accrued liabilities	22,910	30,448
Operating lease liabilities – short-term	24,929	—
Deferred income and customer advances	20,694	22,556
Total current liabilities	256,702	284,724

Deferred income taxes	107,466	103,783
Operating lease liabilities – long-term	91,802	—
Line of credit – long-term	220,000	200,000
Postretirement benefit obligations	22,980	21,080
Other liabilities	5,578	4,701
Total liabilities	704,528	614,288

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; 200,000,000 shares authorized; 30,578,212 shares issued and 28,573,744 outstanding at March 31, 2019; 30,555,715 shares issued and 29,345,001 outstanding at December 31, 2018	306	306
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding at March 31, 2019 and December 31, 2018	—	—
Treasury stock at par (2,004,468 shares at March 31, 2019; 1,210,714 shares at December 31, 2018)	(20)	(12)
Additional paid-in capital	213,632	234,699
Retained earnings	207,993	187,819
Accumulated other comprehensive loss	(2,667)	(2,474)
Total stockholders' equity	419,244	420,338
Total liabilities and stockholders' equity	$1,123,772	$1,034,626

AdvanSix Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Sales	$314,895	$359,238

Costs, expenses and other:
Costs of goods sold	266,880	321,320
Selling, general and administrative expenses	19,413	19,213
Other non-operating expense (income), net	1,604	3,546
Total costs, expenses and other	287,897	344,079

Income before taxes	26,998	15,159
Income tax expense	6,824	3,566
Net income	$20,174	$11,593

Earnings per common share
Basic	$0.70	$0.38
Diluted	$0.68	$0.37

Weighted average common shares outstanding
Basic	28,820,603	30,488,601
Diluted	29,786,957	31,285,365

AdvanSix Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$20,174	$11,593
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	13,915	12,542
Loss on disposal of assets	415	311
Deferred income taxes	3,747	1,741
Stock based compensation	2,762	2,281
Accretion of deferred financing fees	107	1,480
Changes in assets and liabilities:
Accounts and other receivables	43,018	33,092
Inventories	(3,416)	4,573
Accounts payable	(30,674)	(15,652)
Accrued liabilities	(7,232)	(9,631)
Deferred income and customer advances	(1,862)	(68)
Other assets and liabilities	1,122	1,805
Net cash provided by operating activities	42,076	44,067

Cash flows from investing activities:
Expenditures for property, plant and equipment	(39,512)	(30,713)
Other investing activities	(587)	(1,002)
Net cash used for investing activities	(40,099)	(31,715)

Cash flows from financing activities:
Payments of long-term debt	—	(266,625)
Borrowings from line of credit	85,500	246,000
Payments of line of credit	(65,500)	(16,000)
Payment of line of credit facility fees	—	(1,362)
Principal payments of finance leases	(145)	(75)
Purchase of treasury stock	(23,853)	(370)
Issuance of common stock	16	—
Net cash used for financing activities	(3,982)	(38,432)

Net change in cash and cash equivalents	(2,005)	(26,080)
Cash and cash equivalents at beginning of period	9,808	55,432
Cash and cash equivalents at the end of period	$7,803	$29,352

Supplemental non-cash investing activities:
Capital expenditures included in accounts payable	$14,039	$9,753

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$42,076	$44,067
Expenditures for property, plant and equipment	(39,512)	(30,713)
Free cash flow (1)	$2,564	$13,354

(1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Three Months Ended March 31,
	2019	2018
Net income	$20,174	$11,593
Interest expense, net	1,107	3,089
Income taxes	6,824	3,566
Depreciation and amortization	13,915	12,542
EBITDA (2)	$42,020	$30,790

Sales	$314,895	$359,238
EBITDA margin (3)	13.3%	8.6%

(2) EBITDA is a non-GAAP measure defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3) EBITDA margin is defined as EBITDA divided by Sales

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

AdvanSix Inc.
Appendix
(Pre-tax income impact, Dollars in millions)

Planned Plant Turnaround Schedule (4)

	1Q	2Q	3Q	4Q	FY
2017	—	~$10	~$4	~$20	~$34
2018	~$2	~$10	~$30	—	~$42
2019E	—	~$5	~$5	$25-$30	$35-$40
2020E	—	X	—	X	In-line with historical averages

(4) Primarily reflects the impact of fixed cost absorption, maintenance expense, and the purchase of feedstocks which are normally manufactured by the Company